FOR IMMEDIATE RELEASE

NATURE’S SUNSHINE PRODUCTS REPORTS FOURTH QUARTER 2019 FINANCIAL RESULTS WITH CONTINUED MARGIN IMPROVEMENT

Fourth Quarter 2019 Highlights
•Net sales decreased 5.8 percent to $91.7 million from $97.4 million in 2018
•GAAP net income was $1.2 million compared to a net loss of $2.8 million in the prior year
•GAAP net income per diluted share was $0.05 compared to a net loss of $0.15 per share in the prior year
•Adjusted net income per diluted share increased to $0.05 compared to adjusted net loss of $0.06 per share in the prior year
•Adjusted EBITDA increased 89.2 percent to $7.6 million from $4.0 million in the prior year
Full Year 2019 Highlights
•Net sales for 2019 decreased 0.7 percent to $362.2 million from $364.8 million in 2018
•Full year GAAP net income was $6.9 million compared to a net loss of $1.2 million in the prior year
•Full year GAAP net income per diluted share was $0.34 compared to a net loss of $0.04 per share in the prior year.
•Full year adjusted net income per diluted share increased to $0.42 compared to adjusted net loss of $0.05 per share in the prior year
•Full year Adjusted EBITDA increased 77.6 percent to $31.2 million from $17.6 million in the prior year

LEHI, Utah, March 11, 2020 – Nature’s Sunshine Products, Inc. (NASDAQ: NATR), a leading natural health and wellness company engaged in the manufacture and sale of nutritional and personal care products, today reported its financial results for the fourth quarter ended December 31, 2019.

Management Commentary
“I’m extremely pleased with the progress we made in 2019 on our global transformation. We spent the last half of the year focused on our Global Growth Strategy, creating a series of groundbreaking initiatives to strengthen our brand, improve field fundamentals, expand digital capabilities, extend our manufacturing leadership, and enhance our organization capabilities. We also focused on improving profitability by implementing a comprehensive restructuring program and reducing unprofitable sales initiatives. As a result, operating profit almost tripled while adjusted EBITDA increased 77.6 percent versus prior year,” said Terrence Moorehead, Chief Executive Officer. “In 2020, our plan is to accelerate our global strategies while remaining focused on driving costs out of the business to deliver further profit improvements. In the coming months, we anticipate delivering a new and significantly improved distributor and customer experience. This includes the launch of exciting new branding, a new consumer-centric website and ecommerce platform, new digital tools and the launch of additional products within our line of hemp-derived CBD products.”

“Like everyone else operating in Asia, we also need to navigate the near-term challenges posed by the coronavirus. Several of our largest markets have been negatively affected by the outbreak. Having said that, our first priority, is the health and safety of our employees, distributors and customers and we are taking all of the necessary precautions. While it’s still too early to fully understand the financial impact on the business, we anticipate Q1 revenue to be significantly down in Asia and will monitor the situation as it develops. Local management teams are adjusting workflows and processes in an effort to adapt to the situation on the ground,” continued Moorehead.

Fourth Quarter 2019 Financial Summary

	Net Sales by Operating Segment
	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$36,061	$41,438	(13.0)%	$(664)	(11.4)%
Europe	17,211	$14,713	17.0%	(149)	18.0%
North America	32,859	$35,063	(6.3)%	(8)	(6.3)%
Latin America and Other	5,564	$6,160	(9.7)%	(16)	(9.4)%
	$91,695	$97,374	(5.8)%	$(837)	(5.0)%

Net sales in the fourth quarter of 2019 decreased 5.8 percent to $91.7 million compared to $97.4 million in the fourth quarter of 2018. Net sales were also negatively impacted by $0.8 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales decreased 5.0 percent compared to 2018. The decrease was primarily related to declines in Asia, North America, and Latin America and Other, partially offset by growth in Europe.

Gross margin, as a percentage of net sales, increased to 74.0 percent from 73.8 percent in the fourth quarter of 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, increased to 34.1 percent from 32.8 percent in the fourth quarter of 2018. The increase in volume incentives as a percent of net sales is primarily due to changes in market mix, reflecting growth in markets where volume incentives as a percentage of net sales are higher than the consolidated average.

SG&A expenses decreased by approximately $8.4 million to $32.7 million for the fourth quarter of 2019. The decrease in SG&A expenses is primarily due to savings from restructuring activities. As a percentage of net sales, SG&A expenses were 35.7 percent, compared to 42.2 percent for the same period in 2018. Excluding the impact of CEO transition expenses and other restructuring charges, fourth quarter SG&A expenses as a percentage of net sales were 35.6 percent compared to 40.1 percent in the prior year period.

The operating income in the fourth quarter of 2019 was $3.9 million, or 4.3 percent as a percentage of net sales, as compared to operating loss of $1.2 million, or 1.3 percent as a percentage of net sales in the fourth quarter of 2018. Excluding non-recurring items note above, operating income was $3.9 million, or 4.3 percent as a percentage of net sales, compared to an operating loss of $0.8 million, or 0.8 percent as a percentage of net sales in the prior year period.

Other income, net, in the fourth quarter of 2019 was $0.5 million compared to a loss of $0.7 million in the fourth quarter of 2018. The provision for income taxes was $3.2 million in the fourth quarter of 2019 compared to $0.9 million in the fourth quarter of 2018.

The GAAP net income attributable to common shareholders was $1.0 million, or $0.05 per common share, compared to a net loss of $2.9 million, or $0.15 per common share, in 2018. Net income attributable to NSP China was $1.1 million, or $0.06 per common share for the quarter, compared to a loss of $0.5 million, or $0.03 per common share for the fourth quarter of 2018.

Adjusted net income attributable to common shareholders was $1.0 million, or $0.05 per common share, compared to an adjusted net loss of $1.2 million, or $0.06 per common share in the prior year period. A reconciliation of adjusted net income/loss to GAAP net income/loss is provided in the attached financial tables.

Adjusted EBITDA was $7.6 million, compared to $4.0 million in 2018. Adjusted EBITDA, which is a non-GAAP financial measure, is defined here as net income/loss from continuing operations before taxes, depreciation, amortization and other income/loss adjusted to exclude share-based compensation expense and certain noted adjustments. A reconciliation of Net Loss to Adjusted EBITDA is provided in the attached financial tables.

Year Ended December 31, 2019 Financial Summary

	Net Sales by Operating Segment
	2019	2018	Percent Change	Impact of Currency Exchange	Percent Change Excluding Impact of Currency
Asia	$138,536	$139,031	(0.4)%	$(5,043)	3.3%
Europe	62,523	56,314	11.0%	(1,353)	13.4%
North America	138,163	144,264	(4.2)%	(249)	(4.1)%
Latin America and Other	22,993	25,201	(8.8)%	(362)	(7.3)%
	$362,215	$364,810	(0.7)%	$(7,007)	1.2%

Net sales in the year ended December 31, 2019 decreased 0.7 percent to $362.2 million compared to $364.8 million in the year ended December 31, 2018. Net sales were also negatively impacted by $7.0 million of unfavorable foreign currency exchange rate fluctuations. On a local currency basis, net sales in 2019 increased 1.2 percent compared to 2018. The increase in local currency net sales was primarily related to continued growth in Asia and Europe, partially offset by a $5.9 million decline in North America, and a $1.8 million decline in Latin America and Other.

Gross margin, as a percentage of net sales, increased to 74.1 percent from 73.8 percent in the year ended December 31, 2018. The increase in gross margin as compared to the prior year was primarily driven by changes in market mix and reserves for obsolete inventory recorded in the prior year.

Volume incentives, as a percentage of net sales, decreased to 34.1 percent from 34.4 percent in the year ended December 31, 2018. The decrease in volume incentives as a percent of net sales is primarily due to changes in market mix.

SG&A expenses decreased by approximately $9.7 million to $128.7 million for the year ended December 31, 2019. The decrease in SG&A expenses is primarily due to savings from restructuring activities. As a percentage of net sales, SG&A expenses were 35.5 percent of net sales compared to 37.9 percent in the year ended December 31, 2018. Excluding the impact of restructuring and other non-recurring expenses as well as net gains on sales of properties, SG&A expenses as a percentage of net sales were 34.9 percent and 37.9 percent for the years ended December 31, 2019 and 2018, respectively.

Operating income for the year ended December 31, 2019 was $16.1 million or 4.5 percent of net sales, as compared to operating income of $5.4 million or 1.5 percent of net sales, in the same period in 2018. Excluding non-recurring items note above, operating income was $18.5 million, or 5.1 percent of net sales, compared to $5.6 million, or 1.5 percent of net sales in the prior year period.

Other loss, net, in the year ended December 31, 2019 was $0.5 million compared to $2.2 million for the same period in 2018. The provision for income taxes was $8.7 million in the year ended December 31, 2019 compared to $4.4 million for the same period in 2018.

The GAAP net income attributable to common shareholders was $6.8 million, or $0.34 per diluted common share, compared to a net loss of $0.9 million, or $0.04 per diluted common share, in 2018. The net income attributable to NSP China was $0.8 million, or $0.04 per diluted common share for the year ended December 31, 2019, compared to net loss of $1.7 million, or $0.09 per diluted common share for the same period in 2018.

Adjusted net income attributable to common shareholders was $8.3 million, or $0.42 per common share, compared to adjusted net loss of $1.0 million, or $0.05 per common share in the prior year period. A reconciliation of adjusted net income/loss to GAAP net income/loss is provided in the attached financial tables.

Adjusted EBITDA was $31.2 million, compared to $17.6 million in 2018. A reconciliation of Adjusted EBITDA to GAAP net income is provided in the attached financial tables

Balance Sheet and Cash Flow
Net cash provided by operating activities was $8.5 million for the year ended December 31, 2019, compared to $21.8 million for the prior year period. Capital expenditures during the year ended December 31, 2019 totaled $5.1 million compared to $4.8 million in the same period 2018. As of December 31, 2019, the Company had cash and cash equivalents of $53.6 million.

Active Distributors and Customers by Segment (1)

	2019		2018
	Distributors & Customers	Managers	Distributors & Customers	Managers
Asia	40,300	3,000	38,600	3,000
Europe	99,700	4,800	83,800	4,000
North America	73,600	4,300	75,700	4,500
Latin America and Other	29,100	1,100	26,800	1,100
Total	242,700	13,200	224,900	12,600

(1)Active Distributors and customers include Nature’s Sunshine Products’ independent Distributors and customers who have purchased products directly for resale and/or personal consumption during the previous three months ended as of the date indicated. Total Manager, Distributors and Customers, which includes those who have made a purchase in the last twelve months, was approximately 521,100 as of December 31, 2019.

In China, we sell our products through multiple channels, including cross-border e-commerce, wholesale, direct sellers and independent service providers who are compensated for marketing, sales support, and other services.

Conference Call
Nature’s Sunshine Products will host a conference call to discuss its fourth quarter and full year 2019 results on Wednesday, March 11, 2020 at 5:00 PM Eastern Time. The toll-free dial-in number for callers in the U.S. and Canada is 1-877-423-9813, conference ID: 13699662. International callers can dial 1-201-689-8573, conference ID: 13699662. A replay will be available from March 11, 2020 at 8:00 PM Eastern Time through Wednesday, March 25, 2020 at 11:59 PM Eastern Time by dialing 1-844-512-2921 (U.S. and Canada) or 1-412-317-6671 (International), replay PIN: 13699662. The call will also be webcast live and will be available on the Investors section of Nature’s Sunshine Products’ website at www.naturessunshine.com for 90 days.

About Nature’s Sunshine Products
Nature’s Sunshine Products (NATR), a leading natural health and wellness company, markets and distributes nutritional and personal care products in more than 40 countries. Nature’s Sunshine manufactures most of its products through its own state-of-the-art facilities to ensure its products continue to set the standard for the highest quality, safety and efficacy on the market today. Additional information about the Company can be obtained at its website, www.naturessunshine.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to the Company’s objectives, plans, strategies and financial results. All statements (other than statements of historical fact) that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions, and are based on assumptions and assessments made by management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including the following.

•laws and regulations regarding direct selling may prohibit or restrict our ability to sell our products in some markets or require us to make changes to our business model in some markets;
•extensive government regulations to which the Company's products, business practices and manufacturing activities are subject;
•legal challenges to the Company's direct selling program or to the classification of its independent distributors;
•impact of anti-bribery laws, including the U.S. Foreign Corrupt Practices Act;
•the Company’s ability to attract and retain independent distributors;
•the loss of one or more key independent distributors who have a significant sales network;
•the Company’s joint venture for operations in China with Fosun Industrial Co., Ltd.;
•registration of products for sale in foreign markets, or difficulty or increased cost of importing products into foreign markets;
•cybersecurity threats and exposure to data loss;
•the storage, processing, and use of data, some of which contain personal information, are subject to complex and evolving privacy and data protection laws and regulations;
•reliance on information technology infrastructure;
•the effect of fluctuating foreign exchange rates;
•liabilities and obligations arising from improper activity by the Company’s independent distributors;
•failure of the Company’s independent distributors to comply with advertising laws;
•changes to the Company’s independent distributor compensation plans;
•geopolitical issues and conflicts;
•we may be adversely affected by the recent coronavirus outbreak;
•negative consequences resulting from difficult economic conditions, including the availability of liquidity or the willingness of the Company’s customers to purchase products;
•risks associated with the manufacturing of the Company's products;
•uncertainties relating to the application of transfer pricing, duties, value-added taxes, and other tax regulations, and changes thereto;
•changes in tax laws, treaties or regulations, or their interpretation;
•actions on trade relations by the U.S. and foreign governments;
•product liability claims;
•the sufficiency of trademarks and other intellectual property rights; and
•our cannabidiol (CBD) product line is subject to varying, rapidly changing laws, regulations, and rules.

These and other risks and uncertainties that could cause actual results to differ from predicted results are more fully detailed under the caption “Risk Factors” in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports filed on Forms 10-Q.

All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this press release. Except as is required by law, the Company expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this press release.

Non-GAAP Financial Measures

We have included information which has not been prepared in accordance with generally accepted accounting principles (GAAP), such as information concerning non-GAAP net income, Adjusted EBITDA and net sales excluding the impact of foreign currency exchange fluctuations.

We utilize the non-GAAP measures of non-GAAP net income and Adjusted EBITDA in the evaluation of our operations and believe that these measures are useful indicators of our ability to fund our business. These non-GAAP financial measures should not be considered as an alternative to, or more meaningful than, U.S. GAAP net income (loss) as an indicator of our operating performance.

Other companies may use the same or similarly named measures, but exclude different items, which may not provide investors with a comparable view of Nature’s Sunshine Products’ performance in relation to other companies. We have included a reconciliation of Net Income to Adjusted EBITDA, the most comparable GAAP measure. We have also included a reconciliation of GAAP net income to Non-GAAP net income and Non-GAAP Adjusted EPS, in the attached financial tables.

Net sales in local currency removes, from net sales in U.S. dollars, the impact of changes in exchange rates between the U.S. dollar and the functional currencies of our foreign subsidiaries. This is accomplished by translating the current period net sales into U.S. dollars using the same foreign currency exchange rates that were used to translate the net sales for the previous comparable period.

We believe presenting the impact of foreign currency fluctuations is useful to investors because it allows a more meaningful comparison of net sales of our foreign operations from period to period. Net sales excluding the impact of foreign currency fluctuations should not be considered in isolation or as an alternative to net sales in U.S. dollar measures that reflect current period exchange rates, or to other financial measures calculated and presented in accordance with U.S. GAAP.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share information)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$91,695	$97,374	$362,215	$364,810
Cost of sales	(23,862)	(25,539)	(93,940)	(95,691)
Gross profit	67,833	71,835	268,275	269,119

Operating expenses:
Volume incentives	31,233	31,972	123,410	125,337
Selling, general and administrative	32,692	41,092	128,740	138,431
Operating income	3,908	(1,229)	16,125	5,351
Other income (loss), net	502	(731)	(483)	(2,151)
Income (loss) before provision for income taxes	4,410	(1,960)	15,642	3,200
Provision for income taxes	3,190	852	8,713	4,402
Net income (loss)	1,220	(2,812)	6,929	(1,202)
Net income (loss) attributable to noncontrolling interests	218	104	164	(348)
Net income (loss) attributable to common shareholders	$1,002	$(2,916)	$6,765	$(854)

Basic and diluted net loss per common share:

Basic earnings (loss) per share attributable to common shareholders	$0.05	$(0.15)	$0.35	$(0.04)

Diluted earnings (loss) per share attributable to common shareholders	$0.05	$(0.15)	$0.34	$(0.04)

Weighted average basic common shares outstanding	19,374	19,210	19,314	19,123
Weighted average diluted common shares outstanding	19,659	19,210	19,663	19,123

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$53,629	$50,638
Accounts receivable, net of allowance for doubtful accounts of $407 and $460, respectively	7,319	7,751
Inventories	46,666	42,048
Prepaid expenses and other	5,091	6,388
Total current assets	112,705	106,825
Property, plant and equipment, net	59,512	64,061
Operating lease right-of-use assets	23,951	—
Restricted investment securities - trading	1,150	1,308
Intangible assets, net	567	618
Deferred income tax assets	4,899	9,056
Other assets	10,284	11,148
	$213,068	$193,016

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,406	$5,219
Accrued volume incentives and service fees	18,893	20,562
Accrued liabilities	25,531	34,801
Deferred revenue	1,266	1,197
Related party note	1,518	1,530
Income taxes payable	1,392	3,378
Current portion of operating lease liabilities	4,941	—
Total current liabilities	57,947	66,687
Liability related to unrecognized tax benefits	1,499	2,192
Long-term portion of operating lease liabilities	20,213	—
Deferred compensation payable	1,150	1,308
Long-term deferred income tax liabilities	1,655	1,556
Other liabilities	1,168	705
Total liabilities	83,632	72,448

Shareholders’ equity:
Common stock, no par value; 50,000 shares authorized, 19,410 and 19,204 shares issued and outstanding as of December 31, 2019, and 2018, respectively	135,741	133,684
Retained earnings (accumulated deficit)	4,693	(2,072)
Noncontrolling interests	227	63
Accumulated other comprehensive loss	(11,225)	(11,107)
Total shareholders’ equity	129,436	120,568
	$213,068	$193,016

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Year Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,929	$(1,202)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	10	818
Depreciation and amortization	10,599	9,806
Noncash lease expense	5,394	—
Share-based compensation expense	2,120	2,170
Loss (gain) on sale of property and equipment	43	(3,990)
Deferred income taxes	4,279	(18)
Purchase of trading investment securities	(83)	(165)
Proceeds from sale of trading investment securities	464	775
Realized and unrealized losses (gains) on investments	(224)	87
Foreign exchange losses	107	1,697
Loss on write-off of cumulative translation adjustment	595	—
Changes in assets and liabilities:
Accounts receivable	375	189
Inventories	(4,870)	1,066
Prepaid expenses and other	1,229	(821)
Other assets	475	814
Accounts payable	(960)	1,035
Accrued volume incentives and service fees	(1,564)	1,762
Accrued liabilities	(8,593)	10,045
Deferred revenue	69	(357)
Lease liabilities	(5,039)	—
Income taxes payable	(1,960)	1,297
Liability related to unrecognized tax positions	(693)	(2,501)
Deferred compensation payable	(157)	(674)
Net cash provided by operating activities	8,545	21,833
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,104)	(4,834)
Proceeds from sale of property, plant and equipment	2	5,045
Net cash provided by (used in) investing activities	(5,102)	211
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	2,064	68,322
Principal payments of revolving credit facility	(2,064)	(81,503)
Proceeds from borrowings from related party	—	1,000
Proceeds from exercise of stock options	257	664
Tax benefit from exercise of stock options	(320)	(675)
Net cash used in financing activities	(63)	(12,192)
Effect of exchange rates on cash and cash equivalents	(389)	(2,124)
Net increase in cash and cash equivalents	2,991	7,728
Cash and cash equivalents at beginning of the year	50,638	42,910
Cash and cash equivalents at end of the year	$53,629	$50,638

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$1,220	$(2,812)	$6,929	$(1,202)
Adjustments:
Depreciation and amortization	3,066	2,493	10,599	9,806
Share-based compensation expense	591	712	2,120	2,170
Other (income) loss, net*	(502)	731	483	2,151
Provision for income taxes	3,190	852	8,713	4,402
Other adjustments (1)	11	2,028	2,375	252
Adjusted EBITDA	$7,576	$4,004	$31,219	$17,579

(1) Other adjustments
CEO transition	$—	$1,000	$—	$2,518
Restructuring related expenses	11	839	2,375	1,525
Gain on sale of properties	—	189	—	(3,791)
Total adjustments	$11	$2,028	$2,375	$252

* Other (income) loss, net is primarily comprised of foreign exchange gains and losses, interest income, and interest expense.

NATURE’S SUNSHINE PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS TO
NON-GAAP NET INCOME (LOSS) and NON-GAAP ADJUSTED EPS
(Amounts in thousands)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$1,220	$(2,812)	$6,929	$(1,202)
Adjustments:
CEO transition	—	1,000	—	2,518
Restructuring related expenses	11	839	2,375	1,525
Net gains on sales of properties	—	189	—	(3,791)
Tax impact of adjustments	(4)	(338)	(871)	(410)
Total adjustments	7	1,690	1,504	(158)
Non-GAAP net income (loss)	$1,227	$(1,122)	$8,433	$(1,360)

Reported income (loss) attributable to common shareholders	$1,002	$(2,916)	$6,765	$(854)
Total adjustments	7	1,690	1,504	(158)
Non-GAAP net income (loss) attributable to common shareholders	$1,009	$(1,226)	$8,269	$(1,012)

Basic income (loss) per share, as reported	$0.05	$(0.15)	$0.35	$(0.04)
Total adjustments, net of tax	—	0.09	0.08	(0.01)
Basic income (loss) per share, as adjusted	$0.05	$(0.06)	$0.43	$(0.05)

Diluted income (loss) per share, as reported	$0.05	$(0.15)	$0.34	$(0.04)
Total adjustments, net of tax	—	0.09	0.08	(0.01)
Diluted income (loss) per share, as adjusted	$0.05	$(0.06)	$0.42	$(0.05)

Contact:

Scott Van Winkle
Managing Director, ICR
(617) 956-6736
scott.vanwinkle@icrinc.com